Exhibit 10.4

PRINCIPAL SHAREHOLDER SUPPORT AGREEMENT

This PRINCIPAL SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”), dated as of January 17, 2024, is made by and among Direct Selling Acquisition Corp., Inc., a Delaware corporation (“DSAQ”), Hunch Technologies Limited, a private limited company incorporated in Ireland with registered number 607449 (“PubCo”), Quick Response Services Provider LLP, a limited liability partnership incorporated under the laws of India (“Hunch”), and Blade Urban Air Mobility Inc., a Delaware corporation (“Blade US” and, together with Hunch, the “Principal Shareholders” and each, a “Principal Shareholder”). DSAQ, PubCo and the Principal Shareholders shall be referred to herein from time to time collectively as the “Parties” and each individually as a “Party”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, DSAQ, PubCo and certain other parties are entering into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which the parties thereto will consummate the Transactions on the terms and subject to the conditions set forth therein;

WHEREAS, each Principal Shareholder understands and acknowledges that DSAQ and PubCo are entering into the Business Combination Agreement in reliance upon each Principal Shareholder’s execution and delivery of this Agreement. Each Principal Shareholder has received a copy of the Business Combination Agreement and is familiar with the provisions of the Business Combination Agreement; and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, each Principal Shareholder is agreeing to (a) support and vote in favor of the Business Combination Agreement and the consummation of the Transactions, and (b) be bound by certain transfer restrictions with respect to the Covered Shares (as defined below) prior to the consummation of the Transactions.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Section 1. Agreement to Vote; Agreement to Consent. Prior to the Termination Date (as defined herein), each Principal Shareholder, in its capacity as a shareholder of PubCo, irrevocably and unconditionally agrees to vote or consent, or cause to be voted or consented, as applicable, as and when required or appropriate in order to facilitate the consummation of the Transactions, all Covered Shares owned by such Principal Shareholder (a) in favor of each of the Business Combination Agreement and the consummation of the Transactions and (b) against any other action that would reasonably be expected to (i) prevent, impede, interfere with, delay, postpone, nullify, frustrate or adversely affect the Transactions, (ii) change in any manner the capitalization (including conversion ratio) of, including the voting rights of any class of Equity Securities of PubCo other than as contemplated by the Business Combination Agreement or (iii) result in any liquidation, dissolution or other change in PubCo’s corporate structure or business other than as contemplated by the Business Combination Agreement.

For purposes of this Agreement, “Covered Shares” means all Equity Securities of PubCo held by the Principal Shareholders and any new Equity Securities of PubCo issued to the Principal Shareholders and any Equity Securities of PubCo into which or for which any or all of the Covered Shares may be changed or exchanged.

Section 2. Transfer of Shares.

(a) Each Principal Shareholder agrees that, during the period from the date hereof through the Termination Date, except as contemplated by this Agreement and the Business Combination Agreement, it shall not, and shall cause its Affiliates not to, without the prior written consent of PubCo (which consent may be given or withheld by PubCo, in its sole discretion), directly or indirectly: (i) offer for sale, sell (including short sales), transfer, tender, hypothecate, pledge, convert, encumber, assign or otherwise dispose of, directly or indirectly (including by gift, merger, tendering into any tender offer or exchange offer or otherwise), or enter into any contract, option, derivative, swap, hedging or other agreement or arrangement or understanding (including any profit sharing arrangement) with respect to, or consent to, a transfer to another, in whole or in part, any of the economic consequences of ownership (collectively, a “Transfer”), any or all of its Covered Shares, (ii) grant any proxies or powers of attorney with respect to any or all of its Covered Shares held by it (except in connection with voting by proxy at a meeting of shareholders of PubCo in accordance with Section 1), or (iii) permit to exist any Lien with respect to any or all of its Covered Shares other than those created by this Agreement; provided, that any Lien with respect to Covered Shares that would not prevent, impair or delay its ability to comply with the terms and conditions of this Agreement shall be permitted and shall not be deemed to violate the restrictions contained above. Notwithstanding the foregoing, this Section 2(a) shall not prohibit a Transfer by a Principal Shareholder of any of its Covered Shares, to PubCo’s officers or directors, any Affiliate or family member of any of PubCo’s officers or directors, any Affiliate of such Principal Shareholder or to any members or partners of such Principal Shareholder or any of their Affiliates; provided, that, in each case, such Transfer shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing to assume all of the obligations of such Principal Shareholder hereunder and to be bound by the terms of this Agreement.

(b) Any Transfer in violation of this Section 2 shall be null and void ab initio.

(c) Each Principal Shareholder irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, such Principal Shareholder shall not elect to cause PubCo to redeem any Covered Shares now or at any time legally or beneficially owned by such Principal Shareholder, or submit or surrender any of its Covered Shares for redemption, in connection with the transactions contemplated by the Business Combination Agreement or otherwise.

Section 3. Other Covenants.

(a) Each Principal Shareholder hereby agrees to be bound by and subject to (and the following sections are hereby incorporated herein, mutatis mutandis) Section 2.05 (PubCo Class B Ordinary Share Consideration and Redesignation to PubCo Class A Ordinary Shares), Section 7.05(b) (Exclusive Dealing), Sections 7.07(a), (d) and (e) (Confidentiality; Access to Information; Publicity; Notification of Certain Matters) of the Business Combination Agreement (and any relevant definitions contained in any such sections) as if such Principal Shareholder was an original signatory to the Business Combination Agreement with respect to such provisions.

(b) Hunch hereby agrees to be bound by and subject to (and the following sections are hereby incorporated herein, mutatis mutandis) Section 5.07 (Pre-Closing Reorganization) and Section 5.10 (Hunch Reorganization) of the Business Combination Agreement (and any relevant definitions contained in any such sections) as if Hunch were an original signatory to the Business Combination Agreement with respect to such provisions; provided, that Hunch shall have no Liability with respect to this Section 3(b) unless such Liability has been caused by a Willful Breach by Hunch of this Section 3(b).

(c) To the knowledge of Hunch, the representations and warranties applicable to the Blade Group contained in Article III of the Business Combination Agreement are true and correct as of the date hereof (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). Hunch shall have no Liability with respect to this Section 3(c) unless such Liability has been caused by a Willful Breach by Hunch of this Section 3(c).

Section 4. Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the Parties hereunder shall terminate without any further liability on the part of any Party in respect thereof, upon the earlier to occur of (the “Termination Date”) (a) the Closing, (b) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms and (c) the mutual written agreement of the Parties hereto; provided, that Blade US in its sole discretion may terminate this Agreement solely with respect to its rights and obligations, following any material modification or amendment to, or the waiver of any provision of, the Business Combination Agreement, as in effect on the date hereof, that (A) reduces the aggregate amount or form of consideration, as Pre-Closing Reorganization Consideration or otherwise, payable to Blade US in respect of its Covered Shares in a manner that is materially adverse to Blade US, or (B) modifies the conditions of the obligations of the parties to the Business Combination Agreement to consummate the Transactions in a manner that adversely affects in any material respect Blade US; and provided further, that, subject to Section 3(b) and Section 3(c), nothing herein shall relieve any Party from liability for any breach of this Agreement prior to the Termination Date, and each Party shall be entitled to any remedies at law or in equity to recover Liabilities arising from any such breach. DSAQ shall notify the Principal Shareholders of the termination of the Business Combination Agreement promptly after the termination thereof. Notwithstanding the foregoing or anything to the contrary in this Agreement, Section 8 through Section 12 shall survive the termination of this Agreement.

Section 5. No Recourse. Subject in all respects to the last sentence of this Section 5, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or relating to, this Agreement may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of DSAQ, PubCo or the Principal Shareholders under this Agreement of or for any claim based upon, arising out of, or relating to, this Agreement. Notwithstanding the foregoing, nothing in this Section 5 shall limit, amend or waive any rights or obligations of any party to any other Transaction Document with respect to the other parties thereto.

Section 6. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) no Principal Shareholder makes any agreement or understanding herein in any capacity other than in such Principal Shareholder’s capacity as a record holder and beneficial owner of the Covered Shares; and (b) nothing herein shall be construed to limit or affect any action or inaction by any representative of any Principal Shareholder serving as a member of the board of directors (or other similar governing body) of PubCo or as an officer, employee or fiduciary of PubCo, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of PubCo.

Section 7. Representations and Warranties.

(a) Each of the Parties represents and warrants that (i) it has the power and authority, or capacity, as the case may be, to enter into this Agreement and to carry out its obligations hereunder, (ii) the execution and delivery of this Agreement and the performance of its obligations hereunder have been, as applicable, duly and validly authorized by all corporate or similar action on its part and (iii) this Agreement has been duly and validly executed and delivered by each of the Parties and constitutes, a legal, valid and binding obligation of each such Party enforceable in accordance with its terms subject to the Enforceability Exceptions.

(b) Each Principal Shareholder hereby represents and warrants as of the date hereof to DSAQ and PubCo (solely with respect to itself and not with respect to any other Party):

(i) The execution and delivery of this Agreement by the Principal Shareholders does not, and the performance by each Principal Shareholder of its, his or her obligations hereunder shall not, (A) result in any breach of any provision of the Governing Documents of such Principal Shareholder or (B) require any consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority that has not been given, except for (1) compliance with Foreign Antitrust Laws, (2) the filing with the SEC of (i) the

Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement or the Business Combination Agreement or the transactions contemplated hereby or thereby, (C) such filings with and approvals of the applicable Stock Exchange to permit PubCo Ordinary Shares and PubCo Warrants to be issued in accordance with the Business Combination Agreement to be listed on such Stock Exchange, (D) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or (E) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to prevent, materially delay or materially impair the performance by the Principal Shareholders of their obligations under this Agreement.

(ii) Each Principal Shareholder is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of the Covered Shares set forth on Schedule 7(b)(ii), and there exist no Liens or any other limitation or restriction (other than transfer restrictions under the Securities Act, PubCo’s or the Principal Shareholders’ Governing Documents, Permitted Liens, this Agreement, the Business Combination Agreement or any other applicable securities Laws), in each case, that could reasonably be expected to (A) impair the ability of the Principal Shareholders to perform their obligations under this Agreement or (B) prevent, impede or delay the consummation of any of the transactions contemplated by this Agreement. The Equity Securities set forth on Schedule 7(b)(ii) are the only Equity Securities in PubCo owned of record or beneficially by the Principal Shareholders on the date of this Agreement, and none of such Equity Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Equity Securities, except as provided hereunder or under the Principal Shareholders’ Governing Documents.

(iii) As of the date hereof, there are no Proceedings pending against the Principal Shareholders, or to the knowledge of the Principal Shareholders threatened against it, before (or, in the case of threatened Proceedings, that would be before) any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Principal Shareholders of their obligations under this Agreement.

(iv) No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement, other than as disclosed in the Blade Group Disclosure Schedules, based upon arrangements made by the Principal Shareholders and for which PubCo or any of its Affiliates may become liable.

(v) The Principal Shareholders understand and acknowledge that each of DSAQ and PubCo is entering into the Business Combination Agreement in reliance upon the Principal Shareholders’ execution and delivery of this Agreement.

(vi) Prior to the date hereof, the Principal Shareholders have consummated the Hunch Reorganization. The Hunch Reorganization has been carried out in accordance with applicable Law. The definitive documentation with respect to the Hunch Reorganization has been made available to DSAQ.

Section 8. Rights of Third Parties. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as set forth in Section 5, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9. Further Assurances. Each of the Parties hereto is entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Each of the Parties hereto shall pay all of their respective expenses in connection with this Agreement and the transactions contemplated herein. Each of the Parties hereto shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Transactions.

Section 10. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to DSAQ:

5717 Legacy Drive, Suite 250

Plano, TX 75024

Attn: Ryan Bright

Email: jrb@directsellingcapital.com

with a required copy (which copy shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: David B. Feirstein, P.C., Marshall Shaffer, P.C.

Email: david.feirstein@kirkland.com,

marshall.shaffer@kirkland.com

Kirkland & Ellis LLP

2049 Century Park East, Suite 3700

Los Angeles, CA 90067

Attn: Dov Kogen

Email: dov.kogen@kirkland.com

If to PubCo:

5th Floor, The Circle, Millenium City Centre,

Gurugram Sec 29, Haryana 122002, India

Attn: Mr. Amit Dutta

Email: amit@flyblade.in

with a required copy (which copy shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105, U.S.A.

Attn: Meredith Laitner, Esq.

          David H. Landau, Esq.

Facsimile No.: (212) 370-7889

Telephone No.: (212) 370-1300

E-mail: mlaitner@egsllp.com

             dlandau@egsllp.com

If to the Principal Shareholders:

Blade Urban Air Mobility, Inc,

55 Hudson Yards, 14th Floor,

New York, NY 10001

and

Quick Response Services Provider LLP

5 Ground Floor, Copia Corporate Suites, Jasola,

New Delhi 110025, India

with a required copy (which copy shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105, U.S.A.

Attn: Meredith Laitner, Esq.

          David H. Landau, Esq.

Facsimile No.: (212) 370-7889

Telephone No.: (212) 370-1300

E-mail: mlaitner@egsllp.com

             dlandau@egsllp.com

Section 11. Waiver. No (a) extension of time for the performance of any of the obligations or other acts of a Party set forth herein or (b) provision of this Agreement may be granted or waived, as applicable, unless such extension or waiver, as applicable, is in writing and signed by or on behalf of the Party or Parties granting such waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 12. Incorporation by Reference. Sections 1.02 (Construction); 10.03 (Assignment); 10.06 (Governing Law); 10.07 (Captions; Counterparts); 10.09 (Entire Agreement); 10.10 (Amendments); 10.11 (Severability); 10.12 (Jurisdiction); 10.13 (Waiver of Jury Trial); 10.14 (Enforcement) and 10.16 (Nonsurvival of Representations, Warranties and Covenants) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[Signature pages follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

DIRECT SELLING ACQUISITION CORP.

By:	/s/ Dave Wentz
Name: Dave Wentz
Title: Chief Executive Officer

HUNCH TECHNOLOGIES LIMITED

By:	/s/ Amit Dutta
Name: Amit Dutta
Title: Director

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PRINCIPAL SHAREHOLDERS:

BLADE URBAN AIR MOBILITY INC.

By:	/s/ Melissa Tomkiel
Name: Melissa Tomkiel
Title: President

QUICK RESPONSE SERVICES PROVIDER LLP

By:	/s/ Amit Dutta
Name: Amit Dutta
Title: Director

Schedule 7(b)(ii)

Principal Shareholder	Covered Shares
Hunch	23,146,230 PubCo Class A Ordinary Shares 15,430,820 PubCo Class B Ordinary Shares

Blade US	1,551,743 PubCo Class A Ordinary Shares 1,034,495 PubCo Class B Ordinary Shares